Exhibit 99.2

Quantum Computing Inc. Announces Closing of Oversubscribed Private Placement of Common Stock for Proceeds of $500 Million

●	The offering was led by several large existing shareholders alongside an initial investment from a preeminent global alternative asset manager

●	Company’s total cash position is approximately $850 million following closing

HOBOKEN, NJ – September 24, 2025 – Quantum Computing Inc. ("QCi" or the "Company") (Nasdaq: QUBT), an innovative, integrated photonics and quantum optics technology company, today announced that it has closed its previously announced oversubscribed private placement for the purchase and sale of 26,867,276 shares of common stock priced at the market under Nasdaq rules. The offering resulted in gross proceeds of $500 million, before deducting offering expenses.

The Company intends to use the net proceeds from the offering to accelerate commercialization efforts, strategic acquisitions, expand sales and engineering personnel, working capital, and general corporate purposes.

“This successful $500 million offering, backed by strong support from both new and existing top-tier institutional investors, was priced at a significant premium compared to our four recent offerings,” said Dr. Yuping Huang, CEO and Chairman of the Board of QCi. “With this transaction, we have raised approximately $900 million in gross proceeds since November 2024. This additional funding further strengthens our balance sheet and positions us to advance our multi-year growth strategy of accelerating commercialization, pursuing strategic acquisitions, expanding our sales and engineering teams, and enhancing our manufacturing capabilities.”

Titan Partners Group, a division of American Capital Partners, acted as the sole placement agent for the offering.

The securities issued in the private placement described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a resale registration statement with the SEC for purposes of registering the resale of the shares of common stock issued in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is an innovative, integrated photonics and quantum optics technology company that provides accessible and affordable quantum machines and foundry services for the production of photonic chips based on thin-film lithium niobate (TFLN). QCi’s products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technologies and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, and cybersecurity, as well as remote sensing applications.

About Titan Partners

Titan Partners Group, a division of American Capital Partners, is a boutique investment bank specializing in tailored solutions for emerging growth companies and their investors. Headquartered in New York City, Titan Partners offers a full suite of capabilities, including investment banking, capital markets advisory, and research. Committed to setting the standard for securities transactions in the middle market, Titan Partners combines expertise, trust, and a forward-thinking approach to deliver results and help corporate clients achieve their strategic goals.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

qci@imsinvestorrelations.com